Exhibit 99.1

ANTHEM REPORTS THIRD QUARTER 2018 RESULTS

REFLECTING STRENGTHENING OPERATING PERFORMANCE

•	Third quarter net income was $960 million, growth of 29% over the prior year quarter. Adjusted net income of $3.81 per share grew by 44% year over year.

•	Medical enrollment increased by 5 thousand members sequentially, totaling approximately 39.5 million members as of September 30, 2018.

•	Benefit Expense Ratio was 84.8% driven by solid medical cost performance.

•	Full year 2018 GAAP net income is now expected to be greater than $14.46 per share. Full year 2018 adjusted net income is now expected to be greater than $15.60 per share.

•	Fourth quarter 2018 dividend of $0.75 per share declared to shareholders.

Indianapolis, Ind. — October 31, 2018 — Anthem, Inc. (NYSE: ANTM) announced third quarter 2018 financial results that reflect improving fundamental execution across the business.

“Our third quarter 2018 results reflect solid operating performance and ongoing positive momentum across our businesses, and I am confident that we are entering 2019 in a position of strength. We have made significant progress towards improving execution and are focused on advancing our consumer, clinical, and digital capabilities. We remain committed to accelerating growth and will continue to invest in innovative, effective, and scalable healthcare solutions designed to improve the quality and total cost of care for our members,” said Gail K. Boudreaux, President and CEO. “I am pleased with our results through the first nine months of 2018. As result, we have increased our 2018 outlook to reflect our expectation for continued growth.”

Based on third quarter results and the business outlook for the remainder of the year, Anthem has increased its outlook for 2018 adjusted net earnings to be greater than $15.60* per share.

*	Refer to the GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 39.5 million members at September 30, 2018, an increase of 5 thousand lives compared to the second quarter of 2018. Local Group and Medicare enrollment grew by 91 thousand and 27 thousand, respectively. The increase was partially offset by declines in the National, Individual, and Medicaid businesses.

Medical enrollment declined by 753 thousand members from 40.3 million members at September 30, 2017. The enrollment decline was driven by a reduced footprint in the Individual ACA-compliant marketplace and membership losses in Local Group and Medicaid. The decline was partially offset by enrollment growth in Medicare which grew 267 thousand as a result of acquisitions and organic growth in our existing counties.

Operating Revenue: Operating revenue was $23.0 billion in the third quarter of 2018, an increase of $883 million, or 4.0 percent, versus $22.1 billion in the prior year quarter. The increase in operating revenue reflects premium increases to cover overall cost trends and the return of the health insurance tax in 2018 as well as growth in Medicare, partially offset by a reduced footprint in the Individual ACA-compliant marketplace.

Benefit Expense Ratio: The benefit expense ratio was 84.8 percent in the third quarter of 2018, a decrease of 220 basis points from 87.0 percent in the prior year quarter. The decrease, as expected, was driven by the return of the health insurance tax in 2018 and enhanced medical cost performance in our Commercial & Specialty Business.

Medical claims reserves established at December 31, 2017 developed moderately better than the Company’s expectation during the first nine months of 2018.

Medical Cost Trend: For the full year 2018, Local Group medical cost trend is expected to be in the range of 6.0% +/- 50 basis points, with a bias slightly below the midpoint of the range.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 38.7 days as of September 30, 2018, unchanged from 38.7 days as of June 30, 2018.

SG&A Expense Ratio: The SG&A expense ratio was 15.4 percent in the third quarter of 2018, an increase of 180 basis points from 13.6 percent in the third quarter of 2017. The increase, as expected, was largely driven by the return of the health insurance tax in 2018 and the impact of increased investment spend in 2018 to support growth initiatives.

Operating Cash Flow: Operating cash flow was $607 million, or 0.6 times net income in the third quarter of 2018, and $3.4 billion, or 1.0 times net income for the nine months ending September 30, 2018.

Share Repurchase Program: During the third quarter of 2018, the Company repurchased 1.5 million shares of its common stock for $397 million, or a weighted average price of $259.30. During the first nine months of 2018, the Company repurchased 5.0 million shares of its common stock for $1.2 billion, or a weighted average price of $240.15. As of September 30, 2018, the Company had approximately $6.0 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2018, the Company paid a quarterly dividend of $0.75 per share, representing a distribution of cash totaling $195 million.

The Audit Committee declared a fourth quarter 2018 dividend to shareholders of $0.75 per share on October 30, 2018. On an annualized basis, this equates to a dividend of $3.00 per share. The fourth quarter dividend is payable on December 21, 2018 to shareholders of record at the close of business on December 5, 2018.

Investment Portfolio & Capital Position: During the third quarter of 2018, the Company recorded net realized gains on financial instruments totaling $27 million and other-than-temporary impairment losses totaling $6 million. During the third quarter of 2017, the Company recorded net realized gains of $115 million and other-than-temporary impairment losses totaling $6 million.

As of September 30, 2018, the Company’s net unrealized loss position in the investment portfolio was $119 million, consisting of fixed maturity securities. The adoption of a change in accounting standards has resulted in the Company accounting for changes in the value of equity securities in realized gains or losses. As of September 30, 2018 cash and investments at the parent company totaled approximately $2.4 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30			Nine Months Ended September 30
	2018	2017	Change	2018	2017	Change
Operating Revenue
Commercial & Specialty Business	$9,128	$10,052	(9.2)%	$27,357	$30,651	(10.7)%
Government Business	13,841	12,037	15.0%	40,647	35,946	13.1%
Other	11	8	37.5%	33	17	94.1%

Total Operating Revenue[1]	$22,980	$22,097	4.0%	$68,037	$66,614	2.1%
Operating Gain / (Loss)
Commercial & Specialty Business	$833	$535	55.7%	$3,295	$2,805	17.5%
Government Business	466	457	2.0%	1,494	1,069	39.8%
Other	(50)	(10)	NM [2]	(113)	(80)	NM [2]

Total Operating Gain[1]	$1,249	$982	27.2%	$4,676	$3,794	23.2%
Operating Margin
Commercial & Specialty Business	9.1%	5.3%	380 bp	12.0%	9.2%	280 bp
Government Business	3.4%	3.8%	(40) bp	3.7%	3.0%	70 bp
Total Operating Margin[1]	5.4%	4.4%	100 bp	6.9%	5.7%	120 bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $833 million in the third quarter of 2018, an increase of $298 million, or 55.7 percent, from $535 million in the third quarter of 2017. The increase was driven by improved medical cost performance in the Individual business and a decrease in certain allocated expenses compared to the prior year quarter.

Government Business: Operating gain in the Government Business segment was $466 million in the third quarter of 2018, an increase of $9 million, or 2.0 percent, from $457 million in the third quarter of 2017. The increase is a result of the acquisitions of HealthSun and America’s 1st Choice and the return of the health insurance tax in 2018, partially offset by higher medical costs in the Medicaid business.

Other: The Company reported an operating loss of $50 million in the Other segment for the third quarter of 2018, compared with an operating loss of $10 million in the prior year quarter.

OUTLOOK

Full Year 2018:

•

Net income is now expected to be greater than $14.46 per share, including approximately $1.14 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be greater than $15.60 per share (refer to the GAAP reconciliation table on page 14).

•

Medical membership is expected to be in the range of 39,900,000 - 40,100,000. Fully-insured membership is expected to be in the range of 14,600,000 - 14,700,000 and self-funded membership is expected to be in the range of 25,300,000 - 25,400,000.

•	Operating revenue is expected to be in the range of $91.0 - $92.0 billion.

•	Benefit expense ratio is now expected to be in the range of 84.2% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 15.4% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $4.0 billion.

•	Share count is expected to be between 263 - 265 million.

•	Tax rate is expected to be between 26.5% - 27.5%.

•	Investment income is expected to be $900 million.

Basis of Presentation

1.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1059 (Domestic)	800-475-6701 (Domestic Replay)
612-288-0337 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 432037. The replay will be available from 11:00 a.m. EDT today, until the end of the day on November 14, 2018. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg	Jill Becher, 414-234-1573
Chris.rigg@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With more than 73 million people served by its affiliated companies, including nearly 40 million within its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2018	September 30, 2017	December 31, 2017	September 30, 2017	December 31, 2017
Customer Type
Local Group	15,703	15,857	15,870	(1.0)%	(1.1)%
Individual	692	1,696	1,588	(59.2)%	(56.4)%
National:
National Accounts	7,783	7,718	7,683	0.8%	1.3%
BlueCard®	5,630	5,491	5,521	2.5%	2.0%

Total National	13,413	13,209	13,204	1.5%	1.6%
Medicare	1,765	1,498	1,545	17.8%	14.2%
Medicaid	6,374	6,433	6,475	(0.9)%	(1.6)%
FEP®	1,557	1,564	1,562	(0.4)%	(0.3)%

Total Medical Membership	39,504	40,257	40,244	(1.9)%	(1.8)%

Funding Arrangement
Self-Funded	25,284	24,945	24,966	1.4%	1.3%
Fully-Insured	14,220	15,312	15,278	(7.1)%	(6.9)%

Total Medical Membership	39,504	40,257	40,244	(1.9)%	(1.8)%

Reportable Segment
Commercial & Specialty Business	29,808	30,762	30,662	(3.1)%	(2.8)%
Government Business	9,696	9,495	9,582	2.1%	1.2%

Total Medical Membership	39,504	40,257	40,244	(1.9)%	(1.8)%

Other Membership
Life and Disability Members	4,701	4,717	4,700	(0.3)%	—%
Dental Members	5,804	5,803	5,864	—%	(1.0)%
Dental Administration Members	5,367	5,351	5,342	0.3%	0.5%
Vision Members	6,906	6,905	6,867	—%	0.6%
Medicare Advantage Part D Members	951	693	702	37.2%	35.5%
Medicare Part D Standalone Members	312	320	318	(2.5)%	(1.9)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2018	2017	Change
Revenues
Premiums	$21,451	$20,797	3.1%
Administrative fees and other revenue	1,529	1,300	17.6%

Total operating revenue	22,980	22,097	4.0%
Net investment income	250	220	13.6%
Net realized gains on financial instruments	27	115	(76.5)%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(8)	(6)	33.3%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	2	—	NM

Other-than-temporary impairment losses recognized in income	(6)	(6)	—%

Total revenues	23,251	22,426	3.7%
Expenses
Benefit expense	18,185	18,104	0.4%
Selling, general and administrative expense:
Selling expense	330	348	(5.2)%
General and administrative expense	3,216	2,663	20.8%

Total selling, general and administrative expense	3,546	3,011	17.8%
Interest expense	188	150	25.3%
Amortization of other intangible assets	91	42	116.7%
(Gain) loss on extinguishment of debt	(1)	—	NM

Total expenses	22,009	21,307	3.3%

Income before income tax expense	1,242	1,119	11.0%
Income tax expense	282	372	(24.2)%

Net income	$960	$747	28.5%

Net income per diluted share	$3.62	$2.80	29.3%

Diluted shares	265.4	267.0	(0.6)%
Benefit expense as a percentage of premiums	84.8%	87.0%	(220)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.4%	13.6%	180bp
Income before income taxes as a percentage of total revenue	5.3%	5.0%	30bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2018	2017	Change
Revenues
Premiums	$63,602	$62,561	1.7%
Administrative fees and other revenue	4,435	4,053	9.4%

Total operating revenue	68,037	66,614	2.1%
Net investment income	708	628	12.7%
Net realized (losses)/gains on financial instruments	5	138	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(20)	(23)	(13.0)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	2	2	NM

Other-than-temporary impairment losses recognized in income	(18)	(21)	(14.3)%

Total revenues	68,732	67,359	2.0%
Expenses
Benefit expense	52,959	53,564	(1.1)%
Selling, general and administrative expense:
Selling expense	972	1,042	(6.7)%
General and administrative expense	9,430	8,214	14.8%

Total selling, general and administrative expense	10,402	9,256	12.4%
Interest expense	564	575	(1.9)%
Amortization of other intangible assets	265	124	113.7%
(Gain) loss on extinguishment of debt	17	—	NM

Total expenses	64,207	63,519	1.1%

Income before income tax expense	4,525	3,840	17.8%
Income tax expense	1,200	1,228	(2.3)%

Net income	$3,325	$2,612	27.3%

Net income per diluted share	$12.58	$9.70	29.7%

Diluted shares	264.3	269.4	(1.9)%
Benefit expense as a percentage of premiums	83.3%	85.6%	(230)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.3%	13.9%	140bp
Income before income taxes as a percentage of total revenue	6.6%	5.7%	90bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2018	December 31, 2017
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$4,260	$3,609
Fixed maturity securities	17,390	17,377
Equity securities	2,272	3,599
Other invested assets, current	21	17
Accrued investment income	163	163
Premium receivables	4,312	3,605
Self-funded receivables	2,631	2,580
Other receivables	2,374	2,267
Income taxes receivable	69	342
Securities lending collateral	741	455
Other current assets	2,875	2,249

Total current assets	37,108	36,263
Long-term investments:
Fixed maturity securities	496	561
Equity securities	34	33
Other invested assets	3,572	3,344
Property and equipment, net	2,592	2,175
Goodwill	20,468	19,231
Other intangible assets	9,101	8,368
Other noncurrent assets	1,074	565

Total assets	$74,445	$70,540

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,658	$7,992
Reserves for future policy benefits	71	70
Other policyholder liabilities	2,929	2,950

Total policy liabilities	10,658	11,012
Unearned income	896	860
Accounts payable and accrued expenses	6,286	5,024
Security trades pending payable	168	113
Securities lending payable	741	454
Short-term borrowings	1,270	1,275
Current portion of long-term debt	849	1,275
Other current liabilities	3,306	3,343

Total current liabilities	24,174	23,356
Long-term debt, less current portion	17,300	17,382
Reserves for future policy benefits, noncurrent	669	647
Deferred tax liabilities, net	2,063	1,727
Other noncurrent liabilities	1,145	925

Total liabilities	45,351	44,037

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,720	8,547
Retained earnings	20,182	18,054
Accumulated other comprehensive loss	(811)	(101)

Total shareholders’ equity	29,094	26,503

Total liabilities and shareholders’ equity	$74,445	$70,540

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Nine Months Ended September 30
	2018	2017
Operating activities
Net income	$3,325	$2,612
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses/(gains) on financial instruments	(5)	(138)
Other-than-temporary impairment losses recognized in income	18	21
Loss on extinguishment of debt	17	—
Loss on disposal of assets	2	3
Deferred income taxes	141	(238)
Amortization, net of accretion	752	581
Depreciation expense	92	82
Share-based compensation	135	131
Changes in operating assets and liabilities:
Receivables, net	(823)	612
Other invested assets	(17)	(26)
Other assets	(734)	(517)
Policy liabilities	(556)	275
Unearned income	(42)	970
Accounts payable and accrued expenses	756	563
Other liabilities	190	251
Income taxes	273	356
Other, net	(160)	(52)

Net cash provided by operating activities	3,364	5,486
Investing activities
Purchases of fixed maturity securities	(6,790)	(10,271)
Proceeds from sales and maturities of fixed maturity securities	6,413	9,056
Purchases of equity securities	(812)	(481)
Proceeds from sales of equity securities	2,119	621
Purchases of other invested assets	(324)	(253)
Proceeds from sales of other invested assets	251	164
Change in collateral and settlements of non-hedging derivatives	—	65
Changes in securities lending collateral	(286)	172
Purchases of subsidiaries, net of cash acquired	(1,732)	(34)
Net purchases of property and equipment	(888)	(513)
Other, net	17	12

Net cash used in investing activities	(2,032)	(1,462)
Financing activities
Net (repayments of)/proceeds from commercial paper borrowings	(54)	687
Net (repayments of)/proceeds from short-term borrowings	(5)	740
Net repayments of long-term borrowings	(558)	(930)
Changes in securities lending payable	287	(173)
Changes in bank overdrafts	97	(127)
Proceeds from sale of put options	—	1
Proceeds from issuance of common stock under Equity Units stock purchase contracts	1,250	—
Repurchase and retirement of common stock	(1,192)	(1,635)
Change in collateral and settlements of debt-related derivatives	22	(176)
Cash dividends	(583)	(525)
Proceeds from issuance of common stock under employee stock plans	133	178
Taxes paid through withholding of common stock under employee stock plans	(77)	(46)

Net cash used in financing activities	(680)	(2,006)
Effect of foreign exchange rates on cash and cash equivalents	(1)	4

Change in cash and cash equivalents	651	2,022
Cash and cash equivalents at beginning of year	3,609	4,075

Cash and cash equivalents at end of period	$4,260	$6,097

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
	2018	2017	2017	2016	2015
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$7,992	$7,893	$7,893	$7,570	$6,861
Ceded medical claims payable, beginning of period	(105)	(539)	(539)	(646)	(767)

Net medical claims payable, beginning of period	7,887	7,354	7,354	6,924	6,094

Business combinations and purchase adjustments	199	—	76	—	122
Net incurred medical claims:
Current year	52,576	53,505	71,872	66,371	60,708
Prior years redundancies(1)	(866)	(1,066)	(1,165)	(850)	(800)

Total net incurred medical claims	51,710	52,439	70,707	65,521	59,908

Net payments attributable to:
Current year medical claims	45,514	45,998	64,250	59,157	54,068
Prior years medical claims	6,662	5,932	6,001	5,935	5,132

Total net payments	52,176	51,930	70,251	65,092	59,200

Net medical claims payable, end of period	7,620	7,863	7,887	7,354	6,924
Ceded medical claims payable, end of period	38	101	105	539	646

Gross medical claims payable, end of period	$7,658	$7,964	$7,992	$7,893	$7,570

Current year medical claims paid as a percentage of current year net incurred medical claims	86.6%	86.0%	89.4%	89.1%	89.1%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	12.3%	17.0%	18.8%	14.0%	15.1%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.2%	1.6%	1.8%	1.4%	1.4%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be rounded differently to conform to current presentation.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2018	2017	Change	2018	2017	Change
Net income	$960	$747	28.5%	$3,325	$2,612	27.3%
Add / (Subtract):
Net realized losses/(gains) on financial instruments	(27)	(115)		(5)	(138)
Amortization of other intangible assets	91	42		265	124
Other-than-temporary impairment losses recognized in income	6	6		18	21
(Gain)/Loss on extinguishment of debt	(1)	—		17	—
Transaction related costs	—	6		9	157
2015 cyber attack litigation	—	—		—	115
Penn Treaty assessment costs	——	—		—	254
Income tax true-up of prior transaction costs	—	—		—	(69)
Tax impact of non-GAAP adjustments	(18)	22		(73)	(191)

Net adjustment items	51	(39)		231	273

Adjusted net income	$1,011	$708	42.8%	$3,556	$2,885	23.3%

Net income per diluted share	$3.62	$2.80	29.3%	$12.58	$9.70	29.7%
Add / (Subtract):
Net realized losses/(gains) on financial instruments	(0.10)	(0.43)		(0.02)	(0.51)
Amortization of other intangible assets	0.34	0.16		1.00	0.46
Other-than-temporary impairment losses recognized in income	0.02	0.02		0.07	0.08
(Gain)/Loss on extinguishment of debt	—	—		0.06	—
Transaction related costs	—	0.02		0.03	0.58
2015 cyber attack litigation	—	—		—	0.43
Penn Treaty assessment costs	—	—		—	0.94
Income tax true-up of prior transaction costs	—	—		—	(0.26)
Tax impact of non-GAAP adjustments	(0.07)	0.08		(0.28)	(0.71)
Rounding Impact	—	—		0.01	—

Net adjustment items	0.19	(0.15)		0.87	1.01

Adjusted net income per diluted share	$3.81	$2.65	43.8%	$13.45	$10.71	25.6%

	Full Year 2018 Outlook
Net income per diluted share	Greater than $14.46
Add / (Subtract):
Net realized losses/(gains) on financial instruments	(0.02)
Other-than-temporary impairment losses recognized in income	0.07
(Gain)/Loss on extinguishment of debt	0.06
Transaction related costs	0.03
Amortization of other intangible assets	Approximately $1.36
Tax impact of non-GAAP adjustments	Approximately ($0.36)

Net adjustment items	Approximately $1.14

Adjusted net income per diluted share	Greater than $15.60

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2018	2017	Change	2018	2017	Change
Reportable segments operating gain	$1,249	$982	27.2%	$4,676	$3,794	23.2%
Net investment income	250	220		708	628
Net realized gains/(losses) on financial instruments	27	115		5	138
Other-than-temporary impairment losses recognized in income	(6)	(6)		(18)	(21)
Interest expense	(188)	(150)		(564)	(575)
Amortization of other intangible assets	(91)	(42)		(265)	(124)
(Gain)/Loss on extinguishment of debt	1	—		(17)	—

Income before income tax expense	$1,242	$1,119	11.0%	$4,525	$3,840	17.8%

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively the ACA; trends in healthcare costs and utilization rates; our ability to contract with providers on cost-effective and competitive terms; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; reduced enrollment; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon, our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; competitive pressures, including competitor pricing, which could affect our ability to maintain or increase our market share; a negative change in our healthcare product mix; our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation, or Cigna, and us related to the merger agreement between the parties, including our claim for damages against Cigna, Cigna’s claim for payment of a termination fee and other damages against us, and the potential for such litigation to cause us to incur substantial costs, materially distract management and negatively impact our reputation and financial positions; medical malpractice or professional liability claims or other risks related to healthcare services provided by our subsidiaries; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; failure to effectively maintain and modernize our information systems; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including CMS; state guaranty fund assessments for insolvent insurers; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; regional concentrations of our business and future public health epidemics and catastrophes; general risks associated with mergers, acquisitions and strategic alliances; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; changes in U.S. tax laws; intense competition to attract and retain employees; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; and general economic downturns.